Exhibit 10.34

SEVERANCE AND NONSOLICITATION AGREEMENT

THIS AGREEMENT is made and entered into on this 19th day of March, 2007, by and between WCI COMMUNITIES, INC. (“WCI”), a Delaware corporation, and Name (the “Employee”).

RECITALS:

A.	Employee is the Position of WCI, and is an employee of WCI and/or one or more of it subsidiaries.

B.	Employee is not now a party to any employment agreement with WCI or any of its subsidiaries.

C.	WCI would like to provide some assurance to Employee that if there is a change in control of WCI and within twelve months after such change in control, Employee’s employment is terminated, Employee will receive certain severance payments, provided Employee does not solicit any employees of WCI or its subsidiaries.

NOW, THEREFORE, IN CONSIDERATION of the recitals and the mutual agreements herein set forth, the parties agree as follows:

1. Definitions. The following terms, which are used in this Agreement, are defined as follows:

a. “Base Salary” means the amount of Employee’s base salary (without inclusion of any bonus) in effect immediately prior to a Change in Control.

b. “Cause” means: (i) any act of willful misconduct or dishonesty by Employee in the performance of his duties; (ii) any willful and persistent failure by Employee to attend to his/her duties; or (iii) any action by Employee which would constitute a violation of the provisions of this Agreement under the headings “Nonsolicitation” and “Confidentiality and Nondisclosure” if such actions occurred during the Nonsolicitation Restricted Period; or (iv) Employee’s conviction of (or pleading guilty or nolo contendere to) any felony, or of a criminal offense resulting in imprisonment, or of any misdemeanor involving theft, embezzlement, dishonesty or moral turpitude.

c. “Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Act”) (other than WCI or any company owned, directly or indirectly, by the shareholders of WCI in substantially the same proportions as their ownership of stock of WCI) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 35% or more of the combined voting power of the then outstanding securities of WCI entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by WCI or by any corporation controlling, controlled by, or under common control with, WCI; ; or

(ii) a change in the composition of the Board since the effective date of this Agreement (“Effective Date”), such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of WCI subsequent to the Effective Date whose election, or nomination for election by WCI’s stockholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of WCI as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving WCI, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of WCI or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of WCI.

d. “Company” means WCI and each of its Subsidiaries.

e. “Good Reason” means, following a Change in Control: (i) any material reduction in Employee’s salary below the level of Base Salary or (ii) any material adverse change in Employee’s duties, title or responsibilities; provided, however, that Good Reason shall not be deemed to have occurred unless Employee gives WCI thirty (30) days written notice, and within such thirty (30) day period, the Company does not restore Employee’s Base Salary or restore Employee to the prior position, in which event Good Reason shall be deemed to have occurred at the time of the giving of such written notice.

f. “Nonsolicitation Restricted Period” means a period of twelve (12) months which begins on the date of Termination and ends twelve (12) months after the date of Termination.

g. “Severance” means cash payments equal to Number of Months months of Base Salary, payable monthly.

h. “Subsidiary” means each entity (including, without limitation, every corporation, partnership, limited partnership, limited liability company, trust and joint venture) in which WCI owns, or has the right to acquire, directly or indirectly, a controlling interest.

i. “Termination” means the termination of Employee’s employment with the Company by the Company, other than for Cause, or the termination of such employment by Employee for Good Reason, in either case at any time within the twelve (12) months following a Change of Control.

j. “WCI” means WCI Communities, Inc., and any successor in connection with any restructuring of WCI Communities, Inc. which does not result in a Change in Control.

2. Severance

a. Basis for Payment. If, within twelve (12) months following a Change in Control, Employee’s employment is terminated by Company, other than for Cause, or if within such twelve (12) month period, Employee terminates his/her employment with the Company for Good Reason, Employee will be entitled to receive Severance.

b. Payment of Severance. Severance will be paid by WCI in Number of Payments equal monthly installments, beginning with the month after the month in which Termination occurred. Severance shall terminate if, during the Nonsolicitation Restricted Period, Employee violates any of the provisions of this Agreement under the headings “Nonsolicitation” and “Confidentiality and Nondisclosure”. Termination of WCI’s obligations to pay Severance under this Section 2.b shall not release Employee from his/her obligations under this Agreement.

3. Effect of Death or Disability.

a. During Employment. All of the obligations of WCI hereunder, including the obligation of WCI to pay Severance, will terminate upon a termination of employment as a result of death or disability.

b. During Nonsolicitation Restricted Period. In the event of the death or disability of Employee during the Nonsolicitation Restricted Period, Severance shall terminate as of the date of death, and Employee or his/her personal representative shall be entitled to receive any payments of Severance accrued (on a per diem basis) but unpaid as of the date of death.

4. Nonsolicitation. During the Nonsolicitation Restricted Period, Employee shall not solicit any person who was an employee of or consultant to the Company at any time within three (3) months prior to Termination to accept employment with Employee, with Employee’s new employer, or with any other person or entity, or encourage any person to terminate his/her employment or consultant relationship with the Company, or assist any person or entity, including Employee’s new employer, in identifying employees of or consultants to the Company to solicit for employment or consulting relationships, or in any way assist any person or entity, including Employee’s new employer, in solicitation of any employee of or consultant to the Company, nor except with the prior written consent of WCI, shall Employee hire, or cause or permit any entity controlled directly or indirectly by Employee to hire, any person as an employee or consultant who was, at any time within three (3) months prior to Termination, an employee of the Company.

5. Confidentiality and Nondisclosure. Employee agrees that he/she shall not use or disclose to third parties any confidential information of the Company. All files, records, documents, data and similar items relating to the Company, as well as all copies thereof, whether prepared by Employee or otherwise coming into his/her possession, shall remain the exclusive property of the Company and shall immediately be returned to the Company upon termination of Employee’s employment. Employee’s obligations under this section shall continue while he/she is an employee of the Company, and after termination of the employment so long as the Company derives value from such confidential information remaining confidential.

6. Release. As a condition to the payment of Severance, Employee will execute a complete release in the form of Exhibit A.

7. Restrictions Reasonable. Employee acknowledges that the restrictions under the sections headed “Nonsolicitation” and “Confidentiality and Nondisclosure” are reasonable and necessary to protect the legitimate interests of WCI and do not cause Employee undue hardship.

8. Equitable Relief. Employee hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Employee from any actual breach of the provisions hereof, and that WCI’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which WCI may be entitled.

9. Fiduciary Obligations of Employee; Other Rights of the Company. The provisions of this Agreement, are not intended to limit the fiduciary and other obligations of the Employee, if any, to the Company under applicable law, and in no event shall this Agreement, be interpreted to release or limit any of Employee’s obligations to the Company provided by law.

10. Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to WCI:

Senior Vice President

Human Resources Department

24301 Walden Center Dr.

Bonita Springs, FL 34134

If to the Employee:

Name and Address

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

11. Choice of Law; Venue. This Agreement is made and entered into in the State of Florida. All of the terms and provisions of this Agreement are governed by, and shall be interpreted in accordance with, the laws of the State of Florida. Each of the parties irrevocably consents to exclusive jurisdiction and venue in the Florida state courts located in Naples, Florida, and in the Federal district court which includes Naples, Florida.

12. Legal Fees and Expenses. The prevailing party in any litigation to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys’ fees.

13. Exclusive Agreement Regarding Severance. The provisions regarding severance in this Agreement are in lieu of any other severance policy of the Company which might otherwise be applicable to Employee.

14. At-Will Employment. Employee understands and acknowledges that his/her employment with the Company is for an unspecified duration and constitutes “at-will” employment, unless he/she and the Company enter into a written employment agreement signed by the Chief Executive Officer of WCI. Employee acknowledges that, unless such an employment agreement is entered into, his/her employment relationship with the Company may be terminated at any time, with or without Cause at the option either of the Company or Employee, with or without notice.

15. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and to their successors, assigns and personal representatives.

16. Headings; References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof. All section references are to sections of this Agreement, unless otherwise specified. The terms “hereof” or “herein” or similar terms as used in this Agreement refer to this Agreement as a whole and not to any particular provision or part thereof.

17. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of

1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

EMPLOYEE	WCI COMMUNITIES, INC.

By:
Name	Its: Sr. VP Human Resources

Exhibit A

GENERAL RELEASE

This General Release is given on this          day of                             _,                 , by Name (“Employee”) to WCI Communities, Inc., a Delaware Corporation (“WCI”) and to each entity (including, without limitation, every corporation, partnership, limited partnership, limited liability company, trust and joint venture) in which WCI owns, or has the right to acquire, directly or indirectly, a controlling interest (WCI and all of such other entities are collectively and individually referred to as the “Company”).

WITNESSETH:

WHEREAS, Employee and WCI are parties to a Severance and Nonsolicitation Agreement, dated as of March 19, 2007 (the Agreement”), under which WCI is obligated to pay severance payments upon the occurrence of certain events; and

WHEREAS, those events have occurred, and as a consequence, Employee is entitled to receive the severance payments; and

WHEREAS, it is a condition of the payment of severance that Employee release the Company from any obligation or liability to Employee.

NOW, THEREFORE, IN CONSIDERATION of WCI’s agreement to pay severance to Employee under the provisions of the Agreement:

1. General Release.

a. Employee hereby agrees not to sue or file any action, claim or lawsuit against the Company, pursue, seek to recover or recover any alleged damages, seek to obtain or obtain any other form of relief or remedy with respect to, and to take any action to cause the dismissal or withdrawal of, any lawsuit, action, claim or charge against the Company.

b. Employee hereby waives all claims and releases and forever discharges, the Company, and each of its officers, directors, stockholders and employees, from any and all claims, demands, actions, causes of action or liabilities for compensatory damages or any other relief or remedy, and from and against any and all obligations of any kind or nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, and whether arising from tort, statute, or contract, including, but not limited to:

(i) any claims arising under or pursuant to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, as amended, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Occupational Safety & Health Act, the Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, Executive Orders 11246 and 11375, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards

Act, any other state, federal, city, county or local statute, rule, regulation, ordinance or order, any claim for future consideration for employment with the Company; and

(ii) any claims for attorneys’ fees and costs and any employment rights or entitlement law; and

(iii) any claims for wrongful discharge, intentional infliction of emotional distress, defamation, libel or slander, payment of wages, outrageous behavior, breach of contract or any duty allegedly owed to Employee, and any other theory of recovery.

It is the intention of the parties to make this release as broad and as general as the law permits. Notwithstanding the foregoing, Employee does not release WCI from any obligation to Employee under the Agreement, or from any rights Employee may have solely in Employee’s capacity as a holder of securities of WCI.

2. Waiver of Right to Future Employment. Employee waives and has no right or entitlement to future employment with the Company.

3. Acknowledgements of Employee.

a. Employee acknowledges that Employee has been advised to consult with an attorney, at Employee’s own expense, prior to signing this Release.

b. Employee acknowledges that Employee has fully read this Release, understands the contents of this Release, and agrees to its terms and conditions of Employee’s own free will, knowingly and voluntarily, and without any duress or coercion.

c. Employee understands that this is a final general release, and that Employee can make no further claims against the Company having any connection with the events contained herein. Employee also understands that this Release precludes Employee from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim that may be brought on Employee’s behalf and arising out of Employee’s employment with the Company, or Employee’s resignation or separation from employment with the Company. Employee does not release rights that may arise after the termination of Employee’s employment with the Company.

d. Employee acknowledges that Employee is receiving adequate consideration for signing this Release.

e. Employee acknowledges that this Release is attached to the Agreement, that Employee received a copy of the Agreement, with this form of release attached on March

19, 2007, and that Employee has had more than twenty-one (21) days from the date he/she received this Release to consider whether to accept and sign it.

4. Employee will have seven (7) days from the date Employee signs this Release to revoke Employee’s acceptance of this Release. Employee acknowledges that until such seven (7) days shall have elapsed, no severance shall be payable by under the Agreement, that if Employee fails to sign this Release, the Company shall not have any obligation to pay severance or noncompete payments to Employee but Employee shall nevertheless remain bound by the terms of the Severance and Nonsolicitation Agreement.

Dated: ,	EMPLOYEE:

Name